SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2006

HOPFED BANCORP, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	0-23667	61-1322555
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4155 Lafayette Road, Hopkinsville, Kentucky 42240

(Address of Principal Executive Offices)

(270) 885-1171

Registrant’s telephone number, including area code

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On April 25, 2006, the Registrant announced that Heritage Bank, the Registrant’s wholly owned subsidiary, and AmSouth Bank had entered into a Purchase and Assumption Agreement (the “Agreement”) under which Heritage Bank would acquire four AmSouth Bank branches located in Kingston Springs, Ashland City, Pleasant View and Erin, Tennessee. On June 29, 2006, Heritage Bank completed the acquisition. A copy of the press release, dated June 29, 2006, which describes the transaction is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On June 30, 2006, following a review of settlement adjustments, Heritage Bank determined that it had assumed approximately $65 million of deposits liabilities and acquired approximately $34 million in loans. Heritage Bank also acquired four parcels of real property on which the branches are located and substantially all of the assets used in the operation of the branches. Because the value of the liabilities assumed by Heritage Bank exceeded the sum of the value of the assets acquired, the amount of working cash transferred, and the amount paid as a deposit premium, Heritage Bank received a payment of approximately $22 million from AmSouth Bank. This amount is subject to adjustments within thirty (30) days in a manner provided for in the Agreement.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

10.1	Purchase and Assumption Agreement, dated as of April 24, 2006, between AmSouth Bank and Heritage Bank – Incorporated herein by reference to the Registrant’s Current Report on Form 8-K dated April 25, 2006.

99.1	Press Release dated June 29, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HOPFED BANCORP, INC.

Dated: June 30, 2006	By:	/s/ John E. Peck
John E. Peck
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number
10.1	Purchase and Assumption Agreement dated as of April 24, 2006, between AmSouth Bank and Heritage Bank – Incorporated herein by reference to the Registrant’s Current Report on Form 8-K dated April 25, 2006.

99.1	Press Release dated June 29, 2006.